SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
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                                   KROLL INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)

                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


The following are communications sent by Kroll Inc. to its employees on May 18, 2004:


To the Kroll Team:

Today Kroll took a gigantic step in its continuing evolution as an organization. This afternoon, we signed a definitive agreement to be acquired by Marsh & McLennan Companies, Inc. (MMC), a global professional services firm with annual revenues exceeding $11 billion. MMC will pay $1.9 billion in cash, or $37 per share, for our company. This premium paid for our company is evidence of the high esteem its management has for our brand and expertise, and the high expectations they have of the benefits we can bring to their organization.

This acquisition was unanimously approved by Kroll's board of directors because of the exceptional value it delivers to our shareholders. The board also recognized the tremendous opportunities it presents for the future of Kroll and its employees. Assuming the approval of our shareholders and certain regulatory authorities, we anticipate that the acquisition will be completed in the third quarter of this year. At that time, Kroll will become a subsidiary of Marsh Inc., MMC's flagship risk and insurance services subsidiary, and Marsh's risk consulting business will be integrated with Kroll. I will remain President and Chief Executive Officer of Kroll, with responsibility for our combined risk consulting businesses. Jules will become Vice Chairman of Marsh and will continue to be actively involved in setting Kroll's strategic direction. However, until the acquisition has closed, Kroll will continue to operate as an independent, publicly-traded company.

Why Now? Why Marsh?

Because we have done so well as a stand-alone public company, I expect that this news comes as a shock. A few short months ago, the concept of selling Kroll and joining a far larger organization was not even under consideration. But when MMC approached us as a suitor, Kroll's officers and board were bound by their fiduciary responsibilities to consider the offer. Based on the dollar value that will be received by our shareholders and the natural synergies between our two organizations, it was an offer that we enthusiastically embraced.

As you learn more about the Marsh organization, I am confident you will understand what a great fit this is. We are both global companies headquartered in New York, but more important, we are both dedicated to the same mission - helping our clients manage their risks. Marsh is the world's leading risk and insurance services firm, and Kroll is the world's leading risk consulting company. Together, we provide clients with the full spectrum of risk management solutions. Marsh's services help clients best insure themselves against likely and emerging risks while Kroll's services assure clients that their risks have been identified and mitigated.

How Does Our Business Benefit MMC?

Founded in 1871 (101 years prior to Kroll), Marsh & McLennan Companies has 60,000 employees who provide analysis, advice and transactional capabilities to corporate, institutional and individual clients worldwide. In addition to Marsh, which contributes nearly 60 percent of its revenues and nearly 70 percent of its profits, MMC has two other principal subsidiaries: Putnam Investments, one of the largest investment management companies in the U.S., and Mercer, Inc., a major global provider of consulting services.

Marsh, whose 38,000 employees serve clients through 410 offices in 100 countries, provides risk management, insurance-broking and program-management services under its own name. Under the Guy Carpenter name, it provides reinsurance-broking, risk and financial modeling and associated advisory services. When our businesses are combined, Marsh will offer risk consulting services under a third brand name - Kroll.

There are many reasons why MMC is eager to add Kroll to its team. First of all, our expertise will broaden the range of its services and accelerate the growth of its risk management services businesses. Equally important, our brand name and reputation for integrity will enhance its leadership position. More specifically, the capabilities of our Background Screening, Corporate Advisory & Restructuring, and Technology Services groups will enable MMC to offer their clients new services that were previously referred to our competitors. Also, our superior capabilities in investigations, intelligence and security, and our large corps of forensic accountants, valuation and litigation consultants will enable MMC to meet high client demand for these services.

What Are the Benefits to Kroll? What's in it for Us?

It's a terrific opportunity for the company. Marsh plans to set and maintain the global standard for risk advice and solutions for clients around the world, and we will be a key part of that plan. Our services will be extended to a far wider client base through Marsh's 2,000 "client executives" who market all of the firm's services, and our clients will benefit from convenient access to insurance and other risk-related services that were previously beyond our scope. Besides expanding our clientele and services, our combined capabilities and shared experience provide a platform for developing new products and services that provide comprehensive solutions to client issues. Further, MMC's financial strength means that greater capital will be available to invest in Kroll's expansion. For all of these reasons, our union with Marsh will accelerate the growth of each of our businesses and of Kroll as a whole.

It's also an excellent opportunity for our employees. The increased client assignments that result from our combined strengths will require more people and create new jobs throughout Kroll. In addition to benefiting from our internal growth, you will enjoy new opportunities for career advancement with Marsh and its sister companies. Culturally, you will be part of an organization that shares Kroll's entrepreneurial spirit, focus on client service, and commitment to teamwork. Like Kroll, MMC is a meritocracy that values people, encourages collegiality, and rewards innovation.

What's Next?

I hope that you will all share our directors' and senior management team's enthusiasm and excitement about the opportunities that lay before us with Marsh. Together we will be able to take Kroll to even greater levels of accomplishment.

The attached FAQs will provide you with more information on the acquisition and its impact on you. As you will see, there are no immediate changes to any of our benefit programs or other human resources initiatives. On KrollNet, you will find additional information including links to key pages on the websites of Marsh (www.marsh.com) and the Marsh & McLennan Companies (www.mmc.com).

We can all take great pride in knowing that our capabilities were so highly admired by one of the world's leading professional services firms that they sought us out for their team. I am confident that we have the motivation, managerial skills and collaborative spirit to rise to the challenges before us, and that we will enjoy an exciting and rewarding future as a part of the MMC team.

Sincerely,

Mike Cherkasky
President and Chief Executive Officer



This letter and the attached FAQs contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that the transaction with Marsh & McLennan Companies, Inc. will not be completed; changes in the demand for, or in the mix of, Kroll's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; and other factors and risks referred to in the respective companies' filings with the Securities and Exchange Commission.

Kroll Inc. will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information about Kroll, the proposed merger and related matters. Stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other relevant documents, including the definitive merger agreement, filed by Kroll with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Kroll will be available to stockholders free of charge by directing a request to Kroll at 900 Third Avenue, New York, New York 10022, Attention: Secretary.

 Kroll and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Kroll in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

                           Frequently Asked Questions



                         MMC/MARSH ACQUISITION OF KROLL



THE ACQUISITION


Q.    Who is acquiring Kroll and where do we fit into their organization?

A. Kroll has signed an agreement to be acquired by Marsh & McLennan Companies, Inc. (MMC), a global professional services company. Kroll will become a wholly-owned subsidiary of Marsh Inc., MMC's risk and insurance services subsidiary.

      Mike Cherkasky will continue as President and CEO of Kroll, reporting to Ray Groves, the chairman and CEO of Marsh Inc. Mike also assumes responsibility for Marsh's existing risk consulting business which is comprised of 2,400 employees worldwide.

      Jules Kroll will be named vice chairman of Marsh Inc. and will continue to play a role in Kroll's strategic development while contributing to Marsh's overall business.

Q. Why would Kroll want to be acquired now, after we have performed so well and have an excellent future on our own?

A. When Marsh approached us, our fiduciary responsibilities as officers and directors of a public company required that we consider their offer. When assessed from a financial perspective alone, their offer clearly fulfilled our commitment to maximizing shareholder value. Moreover, from a business perspective, the similarities of our mission and the synergies of our services made a union with MMC a great fit.
      We determined, as we did with our own acquisitions, that we can be more successful together than we can be on our own. We concluded that bringing together our respective businesses and capabilities will bring benefits to both our clients and employees.

Q.    Why did MMC want to acquire Kroll? Why will we become part of Marsh?

A. Acquiring Kroll advances MMC's strategic objectives, and in particular, the growth of its risk consulting businesses. In a world where risks are growing in both number and complexity, MMC aims to become a full service risk management firm. Marsh is MMC's primary risk management company and the subsidiary that has the greatest synergies and cross-over with Kroll. By combining our services with theirs, Marsh can offer end-to-end risk mitigation solutions that will differentiate it in the marketplace. Further, MMC, with the Kroll brand, can now grow even more aggressively in the risk mitigation consulting and service areas.

Q When is this acquisition expected to close? What is required for the deal to go through?

A. This transaction is expected to close in the third quarter of 2004, following Kroll shareholder approvals and regulatory approvals.

Q.    What are the plans for integrating Kroll into Marsh?

A. Those plans have not yet been formulated. However, now that our respective management teams have completed their due diligence and committed to this acquisition, their next priority will be identifying all of the ways we can best combine our capabilities and capitalize on our synergies. Within the next 60 days, an integration team will be appointed and a plan will be developed. But it should be emphasized that while the companies will look for cost efficiencies, this deal is premised on Kroll continuing to grow at an accelerating rate. We need everyone pulling together to do that.

      It is important to remember that until all regulatory approvals are received and the acquisition is actually completed, we must both maintain our positions as independent publicly-held companies.


MMC AND MARSH INC. INFORMATION

Q.    Who is Marsh & McLennan Companies? Who is Marsh Inc.?

A. MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services.

      Marsh Inc. is the world's leading insurance broker and risk advisor, providing advice and transactional capabilities. Through subsidiaries Guy Carpenter and MMC Capital, Marsh provides global risk management, risk consulting, insurance broking, financial solutions, and insurance program management services.



               See chart that follows for additional information.


----------------------------------------------------------------------------------------------------------------------------
FACTS                        MARSH & MCLENNAN COMPANIES (MMC)                   MARSH INC.
----------------------------------------------------------------------------------------------------------------------------
Description                  o    Parent company                                o    Largest subsidiary of MMC
                             o    Publicly-listed                               o    Provides risk and insurance services
                             o    Founded in 1871                               o    Founded in 1871
----------------------------------------------------------------------------------------------------------------------------
Primary Subsidiaries         o    Marsh Inc., risk and insurance services       o    Guy Carpenter
                             o    Putnam Investments, investment                o    MMC Capital
                                  management services
                             o    Mercer Inc., management consulting
----------------------------------------------------------------------------------------------------------------------------
Headquarters                 1166 Avenue of the Americas                        1166 Avenue of the Americas
                             New York, NY  10036-2774                           New York, NY  10036-2774
                             (212) 345-5000                                     (212) 345-5000
----------------------------------------------------------------------------------------------------------------------------
Number of Employees          More than 60,000 employees                         Approximately 38,000 employees
----------------------------------------------------------------------------------------------------------------------------
Number of Offices            410 offices worldwide                              410 offices worldwide
----------------------------------------------------------------------------------------------------------------------------
Number of Countries          Over 100 countries                                 Over 100 countries
----------------------------------------------------------------------------------------------------------------------------
Stock Exchanges              Listed on the New York, Chicago, Pacific, and      N/A
                             London stock exchanges under the ticker symbol
                             "MMC"
----------------------------------------------------------------------------------------------------------------------------
2003 Revenues                $11.6 billion                                      $6.9 billion
----------------------------------------------------------------------------------------------------------------------------
2003 Operating Income        $2.5 billion                                       Approximately $1.7 billion
----------------------------------------------------------------------------------------------------------------------------
Stock Price (5/18/04)        $42.73                                             N/A
----------------------------------------------------------------------------------------------------------------------------
Chairman & CEO               Jeffrey W. Greenberg                               Ray J. Groves
----------------------------------------------------------------------------------------------------------------------------
President                    N/A                                                Roger Egan
----------------------------------------------------------------------------------------------------------------------------
Primary Clients              N/A                                                Multinational corporations, professional
                                                                                service organizations, associations, and
                                                                                reinsurance and insurance companies
----------------------------------------------------------------------------------------------------------------------------
Website                      www.mmc.com.                                       www.marsh.com
                             -----------                                        -------------
----------------------------------------------------------------------------------------------------------------------------


IMPACT ON KROLL EMPLOYEES

Q.    Will any jobs be lost?

A. MMC views Kroll as a successful, well-managed organization whose services are required by its clients. This acquisition is viewed as an opportunity to accelerate the growth of both organizations which may ultimately create jobs and opportunities for career advancement. While there may be redundancies in some areas, these will be carefully scrutinized and appropriate consolidations will be made.

Q.    How will my job be affected?

A. Employees should continue to execute on the responsibilities they had prior to the acquisition in order to maintain the highest-quality level of client service and support. While there will be little change to essential job responsibilities, employees may be asked to provide assistance in their areas of expertise to assure a smooth transition to Marsh.

Q.    What happens after the close? Will I still be an employee of Kroll?

A. Yes, you will continue to be an employee of Kroll in whatever Kroll subsidiary you are currently employed. You will simply be a part of a much larger organization.

Q. Will there be changes in our time off plans (PTO, vacation, sick, personal)?

A. No changes are being made to time off plans at this time. Any conversions to Marsh plans will be communicated in a timely manner.

Q.    Will there be changes in our compensation and benefit plans?

A. With the exception of the few plans listed below, Compensation Programs, Incentive Plans, and Benefit Plans for both U.S. and International offices will not change, at the present time. Any future changes to such plans will be communicated in a timely manner.

      U.S. and International Plans:
      --   ESPP
      --   Stock Options

Q.    What will happen to our ESPP?

A. The Kroll ESPP will continue through June 30, 2004. This means that there will be one final ESPP stock allocation for all current participants. Further ESPP deductions will cease July 1, 2004. The discounted price will be determined as follows: The discounted price will be determined by applying a 15% discount to the lower closing price either on the beginning of the Offering Period or at the end of the Offering Period.

      As of the date of the acquisition announcement, employees may not increase the percentage amount of his/her payroll deduction. However, employees will be offered the opportunity to decrease percentage amounts into ESPP or drop out of the plan.

Q.    Does Marsh have an ESPP?

A. Yes. Marsh has an ESPP with Smith Barney as the plan provider. The ESPP year runs October 1, XX through September 30, XX. Subject to completion of the transaction, employees that meet the eligibility requirement will be able to enroll in the MMC ESPP plan in September of 2004 for the October 2004 to September 2005 plan year. Specific details regarding the MMC ESPP will be provided closer to the enrollment date.

Q.    How will stock options be handled?

A. With the exception of a few management employees, who will be contacted separately by Corporate, all stock options - whether vested or unvested
      - will be converted to cash and paid out following the closing of the acquisition. The cash payment will be equal to $37 minus the exercise price of the option. The cash proceeds will be subject to applicable withholding taxes. Employees can continue to exercise their vested Kroll options between now and the closing in the same manner as they do currently.

Q.    What will happen to the Kroll 401(k) Plan in the U.S.?

A. At this time, no changes are being made. Kroll and MMC will determine the best course of action that provides minimal disruption to the 401(k) Plan. More information will be provided as the details become available.

Q.    What will happen to the Pension Plans in the International offices?

A.    The International Pension Plans will not change at the present time.

Q.    Will U.S. and International holiday schedules remain the same?

A. The holiday schedules for both U.S. and International offices will be preserved throughout 2004.

Q. Will the employees who currently receive stock options continue to in the future?

A. Details regarding future stock allocations have not been determined at this time.

Q. Does Marsh have a job posting program? Will we be eligible to apply for other jobs at Marsh or its parent company?

A. Yes, Marsh does have a job posting program for both Marsh Inc. and MMC open positions. Open positions are posted to their website at www.marshinsidetrack.com/careers.asp. Employees would be eligible to apply for positions after the close of the merger and within the guidelines of the job posting program.


CLOSING COMMENTS

We understand that with change comes uncertainty. Marsh and Kroll are committed to easing this uncertainty by providing information about the impact of this acquisition on our organization and its employees as soon as it becomes available via KrollNet and your business group communications channels. We are truly excited about opportunities that exist for both the company and the employees and look forward to working together to build a successful partnership.

This FAQ document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that the transaction with Marsh & McLennan Companies, Inc. will not be completed; changes in the demand for, or in the mix of, Kroll's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; and other factors and risks referred to in the respective companies' filings with the Securities and Exchange Commission.

Kroll Inc. will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information about Kroll, the proposed merger and related matters. Stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other relevant documents, including the definitive merger agreement, filed by Kroll with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Kroll will be available to stockholders free of charge by directing a request to Kroll at 900 Third Avenue, New York, New York 10022, Attention: Secretary.

Kroll and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Kroll in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.